UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 10, 2011
Skyworks Solutions, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-5560	04-2302115

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Sylvan Road, Woburn, MA	01801

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 376-3000
Not applicable.

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.
     On June 10, 2011, Skyworks Solutions, Inc., a Delaware corporation (“Skyworks”), completed its previously announced acquisition of SiGe Semiconductor, Inc. (“SiGe”) pursuant to the Agreement and Plan of Merger dated as of May 17, 2011 (the “Merger Agreement”) by and among Skyworks, SiGe, Silver Bullet Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Skyworks (“Merger Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company (the “Company Stockholder Representative”), solely in its capacity as the representative and agent of the stockholders of SiGe. On June 10, 2011, in accordance with the Merger Agreement and the Delaware General Corporation Law, Merger Sub merged with and into SiGe, with SiGe continuing as the surviving corporation, and SiGe became a wholly owned subsidiary of Skyworks (the “Merger”).
     As previously disclosed, pursuant to the Merger Agreement, in connection with the closing of the transactions contemplated by the Merger Agreement (the “Closing”), Skyworks will pay to the holders of SiGe’s capital stock and the holders of options to purchase shares of SiGe’s capital stock (to the extent that all or any portion of such options were vested under and issuable upon exercise of such option as of immediately prior to the Closing) a total of $210 million less certain transaction expenses, subject to a working capital normalizing adjustment. An aggregate of $23 million of that initial consideration was placed into escrow, as described below. In addition, Skyworks will pay to such holders of SiGe’s capital stock and stock options a contingent earn-out payment of up to $65 million that will be determined based on the amount of revenue generated by Skyworks from sales of certain SiGe components during the twelve month period following the Closing. At the effective time of the Merger, all of the outstanding shares of SiGe’s capital stock were cancelled and converted into the right to receive a portion of the cash payments described above, and each SiGe option outstanding at the Closing was cancelled and, to the extent that shares of common stock subject to such option were vested under and issuable upon exercise of such option as of immediately prior to the Closing (after giving effect to any acceleration of vesting required as a result of the Merger), converted into the right to receive a portion of the cash payments described above.
     At the Closing, Skyworks entered into an escrow agreement in a customary form (the “Escrow Agreement”) and deposited an aggregate amount of $23 million into three separate escrow funds for the purposes of (i) securing the indemnification rights of Skyworks for any and all losses for which they are entitled to indemnification pursuant to the Merger Agreement or the Escrow Agreement, (ii) securing any reimbursement obligations of the stockholders of SiGe in connection with the working capital normalization adjustment and (iii) reimbursing the Company Stockholder Representative.
     As previously disclosed, a copy of the Merger Agreement will be filed with Skyworks’ next quarterly report on Form 10-Q.

Item 8.01.	Other Events.
     On June 10, 2011, Skyworks issued a press release announcing, among other things, the completion of the acquisition of SiGe. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
     (d) See the Exhibit Index attached to this Current Report on Form 8-K, which is incorporated herein by reference.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKYWORKS SOLUTIONS, INC.
Date: June 10, 2011	/s/ Donald W. Palette
Donald W. Palette
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated June 10, 2011